UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 19, 2015

GP Strategies Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-7234	52-0845774
(Commission File Number)	(IRS Employer Identification No.)

70 Corporate Center 11000 Broken Land Parkway, Suite 200, Columbia, MD	21044
(Address of Principal Executive Offices)	(Zip Code)

(443) 367-9600
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On February 19, 2015 the Board of Directors of GP Strategies Corporation, a Delaware corporation (“the Company”), approved certain amendments to the Company’s By-Laws so that the election of a director in an uncontested election will require a majority of the votes cast on the matter to be voted for the election of the director instead of the plurality voting standard previously in effect. The new majority voting standard will apply beginning with the 2015 annual meeting of stockholders.

For a director to be elected under the new standard, the number of votes cast "for" a director's election must exceed the number of votes cast "against" such nominee. Abstentions and broker non-votes will not count as a vote cast for this purpose. Under the related Director Resignation Policy adopted by the Board at the same time as the By-Law amendments, each nominee agrees that by accepting a nomination to stand for re-election as a director of the Company, if he or she receives a majority against vote then the director shall promptly (but, in no event, later than five (5) business days after request by the Company) tender a written offer of resignation substantially in the form required by the Policy to the Secretary of the Company.

The Nominating/Corporate Governance Committee of the Board will then consider whether the Company should accept the director's resignation and make a recommendation to the Board. The Board will then consider the resignation, and within 90 days after the date of the election the Board shall publicly disclose its decision and the reasons for its decision in a periodic or current report filed with or furnished to the Securities and Exchange Commission.
In the case of a contested election, where the number of nominees for election exceeds the number of directors to be elected, a plurality of the votes standard will continue to apply.
The foregoing description of the amendments is qualified in its entirety by reference to the amended by-laws, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements & Exhibits

(d) Exhibits

3.1	GP Strategies Corporation Amended and Restated By-Laws, including all amendments through February 19, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GP STRATEGIES CORPORATION

Date: February 23, 2015	/s/ Kenneth L. Crawford
Kenneth L. Crawford
Senior Vice President, General Counsel & Secretary